WESTERN NEW ENGLAND BANCORP, INC. 8-K

Exhibit 99.1

For further information contact:
James C. Hagan, President and CEO
Guida R. Sajdak, Executive Vice President and CFO
Meghan Hibner, Vice President and Investor Relations Officer
413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2017 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, October 24, 2017: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS:WNEB), the holding company for Westfield Bank (the “Bank”), today announced results of operations for the three and nine months ended September 30, 2017. The third quarter financial results for 2017 reflect a full quarter of combined operations following the completion of the merger of Chicopee Bancorp, Inc. (“Chicopee”) into WNEB on October 21, 2016.  The third quarter financial results for 2016 reflect the pre-merger operations of the Company, however does include nonrecurring merger-related charges. As a result, the Company’s 2017 third quarter may not be comparable to financial results for the third quarter of 2016.

The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.03 per share, payable on or about November 22, 2017 to shareholders of record on November 8, 2017.

James C. Hagan, President and CEO stated, “October 21, 2017 marked the one year anniversary of the merger between the Company and Chicopee Bancorp. We would like to thank our Board of Directors and employees for their commitment and hard work over the last year. Our staff never lost sight that the execution of the merger was essential for our overall success. We would also like to thank our customers and shareholders for their support. Our focus will continue to be on leveraging the merger to make a meaningful impact in our market area, grow the balance sheet, and improve our financial performance. We are confident that we will continue to provide a strong and increasing value proposition to our shareholders, customers and community.”

Financial Highlights(1):

●

The Company recorded net income of $3.8 million, or $0.13 per diluted share for the three months ended September 30, 2017, compared to $628,000, or $0.04 per diluted share for the comparable 2016 period. Adjusting for nonrecurring merger related expenses and tax benefits, core earnings for the three months ended September 30, 2017 totaled $3.8 million, or $0.13 per diluted share, compared to $1.4 million, or $0.09 per diluted share for the three months ended September 30, 2016. For the nine months ended September 30, 2017, net income was $12.7 million, or $0.42 per diluted share, compared to $3.0 million, or $0.17 per diluted share for the comparable 2016 period. Core earnings totaled $11.3 million, or $0.38 per diluted share, compared to $4.7 million, or $0.27 per diluted share, for the nine months ended September 30, 2016.

●

Return on average assets and return on average equity were 0.73% and 5.98%, respectively, for the three months ended September 30, 2017, as compared to 0.19% and 1.72%, respectively, for the three months ended September 30, 2016. On a core basis, return on average assets and return on average equity were 0.73% and 5.98%, respectively, for the three months ended September 30, 2017, as compared to 0.42% and 3.85%, respectively, for the three months ended September 30, 2016.

(1)

Please refer to the “Reconciliation of non-GAAP to GAAP Financial Measures” on page 14 for further details.

1

●

Loan growth continued favorably with total loans increasing $52.3 million, or 3.3%, during the nine months ended September 30, 2017, net of an expected $7.5 million payoff related to a completed commercial real estate construction project during the first quarter of 2017. Specifically, commercial and industrial loans increased $22.1 million, or 9.9%, from December 31, 2016 to September 30, 2017.

●

Deposits increased $19.9 million, or 1.3%, during the three months ended September 30, 2017 and decreased $2.9 million, or 0.2%, during the nine months ended September 30, 2017. These changes reflect both the cyclical nature of our commercial and municipal deposit balances, and our desire to reduce higher cost non-core deposits and focus on increasing lower cost, core deposit relationships.

●

Tangible book value per share was $7.66 at September 30, 2017, an increase of $0.41 per share, or 5.7%, from $7.25 at December 31, 2016.

Net Income for the Three Months Ended September 30, 2017

The Company reported net income for the three months ended September 30, 2017 of $3.8 million, or $0.13 per diluted share, compared to $3.8 million, or $0.12 per diluted share, for the three months ended June 30, 2017. The results for the three months ended June 30, 2017 include $174,000 in tax benefits in connection with the exercise of stock options, which favorably impacted the income tax provision. Also included in the three months ended June 30, 2017 were $149,000 in after-tax merger related costs. Excluding these tax benefits and merger related costs, net income was $3.7 million, or $0.12 per diluted share, for the three months ended June 30, 2017, compared to $3.8 million, or $0.13 per diluted share, for the three months ended September 30, 2017.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income increased $53,000, or 0.4%, to $14.8 million, for the three months ended September 30, 2017, from $14.7 million, for the three months ended June 30, 2017. The increase in net interest income was due to an increase of $189,000 or 1.0%, in interest and dividend income, partially offset by an increase in interest expense of $136,000, or 3.8%. The increase in interest expense was primarily due to an increase in interest expense on borrowings as well as the average cost of time deposits. The overall average cost of interest-bearing liabilities increased three basis points. For the three months ended September 30, 2017, average demand deposits of $300.8 million, an interest free source of funds, represented 20.0% of average total deposits, compared to $308.3 million, or 20.4% of average total deposits, at June 30, 2017.

Net interest margin was 3.09% for the three months ended September 30, 2017, down from 3.11%, for the three months ended June 30, 2017 and up from 2.65% for the three months ended September 30, 2016. The amortization of purchase accounting adjustments related to the merger increased net interest income by $448,000 during the three months ended September 30, 2017. Excluding the purchase accounting adjustments, the net interest margin was 3.00% for the three months ended September 30, 2017.

2

Provision for Loan Losses

The provision for loan losses decreased $150,000, or 42.9%, to $200,000, for the three months ended September 30, 2017, compared to $350,000 for the three months ended June 30, 2017. The Company recorded net charge-offs of $99,000 for the three months ended September 30, 2017 as compared to $159,000 for the three months ended June 30, 2017.

Non-Interest Income

On a sequential quarter basis, non-interest income increased $337,000, or 16.2%, to $2.4 million, or 0.46% of average assets, for the three months ended September 30, 2017 from $2.1 million, or 0.40% of average assets, for the three month ended June 30, 2017. The increase was primarily due to an increase in service charges and fees of $165,000, or 10.7%, a $67,000 gain on the sale of other real estate owned (“OREO”), an increase in other income of $111,000, and an increase of $24,000, or 52.2%, in pre-tax realized gains on the sale of securities. These increases were partially offset by a decrease of $30,000, or 6.3%, in income from bank owned life insurance (“BOLI”). The third quarter is typically a high seasonal non-interest income point for the Company. The three months ended September 30, 2017 includes approximately $139,000 in seasonal fee income.

Non-Interest Expense

For the three months ended September 30, 2017, non-interest expense decreased $140,000, or 1.2%, to $11.2 million, or 2.14% of average assets, from $11.3 million, or 2.18% of average assets, for the three months ended June 30, 2017. The decrease in non-interest expense was primarily due to a decrease of $216,000 in merger related expenses, an $85,000, or 5.2%, decrease in other non-interest expense, a decrease in advertising expense of $57,000, or 14.8%, a decrease in professional fees of $39,000, or 5.7%, a decrease in occupancy expense of $26,000, or 2.8%, and a decrease in FDIC insurance expense of $23,000, or 12.4%. These decreases were partially offset by an increase in salaries and benefits of $251,000, or 4.0%, primarily due to higher incentive compensation accruals recorded during the quarter, an increase in furniture and equipment expense of $44,000, or 12.0%, and an increase in data processing expense of $11,000, or 1.6%.

The efficiency ratio, excluding merger expenses, was 65.4% for the three months ended September 30, 2017, compared to 66.1% for the three months ended June 30, 2017 and 76.6% for the three months ended September 30, 2016.

Income Tax Provision

The effective tax rate for the three months ended September 30, 2017 was 34.8%, compared to 27.4% for the three months ended June 30, 2017 and 40.2% for the three months ended September 30, 2016. As previously mentioned, the three months ended June 30, 2017 includes tax benefits of $174,000 in connection with stock option exercises which favorably impacted the income tax provision.

3

Net Income for the Nine Months Ended September 30, 2017

For the nine months ended September 30, 2017, the Company reported net income of $12.7 million, or $0.42 per diluted share, compared to $3.0 million, or $0.17 per diluted share, for the nine months ended September 30, 2016. The financial results for the nine months ended September 30, 2017 reflect three full quarters of combined operations following the completion of the merger and also includes $1.8 million in tax benefits recorded in connection with the reversal of a deferred tax valuation allowance and the exercises of stock options, favorably impacting the income tax provision for the nine months ended September 30, 2017. Also, included in the nine months ended September 30, 2017 was $444,000, net of tax, of merger related costs associated with the acquisition of Chicopee. Included in the nine months ended September 30, 2016 was $1.8 million, net of tax, of merger related costs. Excluding these tax benefits and merger expenses, net income was $11.3 million, or $0.38 per diluted share, for the nine months ended September 30, 2017, compared to $4.7 million, or $0.27 per diluted share, for the nine months ended September 30, 2016.

Return on average assets and return on average equity, excluding tax benefits and merger expenses, net of tax, were 0.73% and 6.09%, for the nine months ended September 30, 2017, respectively, compared to 0.47% and 4.47%, for the nine months ended September 30, 2016, respectively.

Net Interest Income and Net Interest Margin

Net interest income increased $19.5 million, or 79.2%, from $24.6 million for the nine months ended September 30, 2016 to $44.0 million for the nine months ended September 30, 2017. The increase in net interest income was primarily due to an increase in interest and dividend income of $22.3 million, or 68.7%, partially offset by an increase in interest expense of $2.8 million, or 35.9%, from the nine months ended September 30, 2016. The increase in interest income of $22.3 million was primarily due to a $714.1 million, or 81.6%, increase in average loans outstanding to $1.6 billion primarily due to the Chicopee acquisition. The increase in interest expense of $2.8 million was due to an increase in interest expense on deposits of $1.6 million, or 34.6%, due to the increase in average interest-bearing deposits of $441.1 million, or 57.7%, due to the Chicopee acquisition, partially offset by a 12 basis point decrease in the cost of interest-bearing deposits. The increase in interest expense on borrowings of $1.3 million, or 37.5%, during the three months ended September 30, 2017 was primarily due to a 25 basis point increase in the cost of borrowings due to the increase in the Federal Funds target rate.

The net interest margin increased 47 basis points from 2.62% for the nine months ended September 30, 2016 to 3.09% for the nine months ended September 30, 2017. During the nine months ended September 30, 2017, amortization of purchase accounting adjustments related to the Chicopee acquisition increased net interest income by $1.4 million. Excluding these items, net interest margin for the nine months ended September 30, 2017 was 2.99%. The average asset yield increased 37 basis points to 3.83% for the nine months ended September 30, 2017 from 3.46% for the nine months ended September 30, 2016. The average cost of funds decreased nine basis points to 0.95% for the nine months ended September 30, 2017 from 1.04%, for the nine months ended September 30, 2016, primarily due to purchase accounting adjustments on time deposits and borrowings as well as the continuation of low market interest rates which allowed the Company to renew or replace maturing time deposits at lower costs. The average cost of time deposits decreased 16 basis points to 1.09% for the nine months ended September 30, 2017 from 1.25% for the nine months ended September 30, 2016. The average cost of borrowings increased 25 basis points to 2.02% for the nine months ended September 30, 2017 from 1.77% for the nine months ended September 30, 2016. The increase in the cost of FHLB borrowings was primarily due to the increase in the Federal Funds target rate in December 2016, March 2017 and mid-September 2017.

The average balance sheet comparison for the nine months ended September 30, 2016 to September 30, 2017 largely reflects the merger with Chicopee. Average interest-earning assets increased $677.8 million, or 53.9%, to $1.9 billion for the nine months ended September 30, 2017 from $1.3 billion for the nine months ended September 30, 2016. The increase in average interest-earning assets was due to the increase in average loans of $714.1 million, or 81.6%, partially offset by the decrease of $29.8 million, or 8.9%, in average investments. The average balance of demand deposit accounts, an interest-free source of funds, increased $139.3 million, or 84.4%, for the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016.

4

Provision for Loan Losses

The provision for loan losses increased $450,000, or 112.5%, from $400,000 for the nine months ended September 30, 2016 to $850,000 for the nine months ended September 30, 2017. The $450,000, or 112.5%, increase in the provision was primarily due to a $1.0 million recovery reported during the nine months ended September 30, 2016 on a previously charged-off commercial real estate loan. The Company recorded net charge-offs of $400,000 for the nine months ended September 30, 2017, as compared to net recoveries of $687,000 for the nine months ended September 30, 2016.

Non-Interest Income

For the nine months ended September 30, 2017, non-interest income of $6.5 million, or 0.42% of average assets, increased $2.9 million, or 80.8%, compared to $3.6 million, or 0.36% of average assets, for the nine months ended September 30, 2016. The increase of $2.9 million was primarily due to an increase in service charges and fees of $2.1 million, or 77.6%, an increase in income from BOLI of $236,000, or 20.8%, an increase in other income of $227,000 and a gain on the sale of OREO of $67,000. These increases were partially offset by a decrease in pre-tax realized gains on the sale of securities of $632,000, or 92.4%, and a $915,000 decrease in the loss on prepayment of borrowings reported during the nine months ended September 30, 2016. Excluding the net gain on sales of securities and the loss on prepayment of borrowings, non-interest income increased $2.6 million, or 68.4%. For the nine months ended September 30, 2017, wealth management fees of $404,000 earned by Westfield Financial Management Services, the Company’s investment management subsidiary, were included in service charges and fee income. Total assets under management increased to $111.7 million at September 30, 2017, compared to $91.6 million at December 31, 2016 due to positive market movements and additions from new and existing clients.

Non-Interest Expense

For the nine months ended September 30, 2017, non-interest expense increased $10.1 million, or 43.5%, to $33.4 million, or 2.15% of average assets, compared to $23.3 million, or 2.33% of average assets, for the nine months ended September 30, 2016. Excluding merger-related expenses of $626,000 and $1.9 million during the nine months ended September 30, 2017 and September 30, 2016, respectively, non-interest expense was $32.8 million and $21.4 million, respectively. Non-interest expense excluding merger-related expenses is a non-GAAP financial measure.  Management believes total non-interest expense excluding merger-related expenses more accurately reflects the Company’s results of operations in the overall evaluation of its performance.

The increase in non-interest expense of $10.1 million, or 43.5%, was primarily due to the $7.3 million, or 61.9%, increase in salaries and benefits due to the addition of the Chicopee staff, increase in the incentive compensation plan as well as normal merit increases. Occupancy expense increased $1.1 million, or 64.4%, due to the acquisition of the Chicopee branches. Furniture and equipment expense increased $426,000, or 58.9%, and data processing expense increased $573,000, or 49.1%. Professional fees increased $202,000, or 11.8%, advertising expense increased $265,000, or 38.1%, and other non-interest expense increased $1.7 million, or 56.4%. These increases were partially offset by a decrease of $1.3 million, or 67.3%, in merger-related expenses, and a decrease of $128,000, or 21.5%, in FDIC insurance expense. The overall increase to non-interest expense reflects generally higher level of expenses associated with operating a larger financial institution, which includes additional employees, increased costs for data processing, occupancy, and professional services.

The merger provided the opportunity to achieve greater economies of scale as reflected in the improvement in the efficiency ratio, excluding merger-related expenses, to 65.0% for the nine months ended September 30, 2017 from 75.3% for the nine months ended September 30, 2016. See page 14 for a reconciliation of this non-GAAP financial measure.

5

Income Tax Provision

The effective tax rate for the nine months ended September 30, 2017 and September 30, 2016, was 22.1% and 33.4%, respectively. The decrease in the effective tax rate was primarily due to $1.8 million in tax benefits recorded during the nine months ended September 30, 2017 as previously discussed.

Balance Sheet

At both September 30, 2017 and December 31, 2016, total assets were $2.1 billion, increasing slightly by $10.4 million, or 0.5%. During the same period, total loans increased $52.3 million, or 3.3%, partially offset by a decrease in cash and cash equivalents of $41.3 million, or 58.8%, and a $2.6 million, or 0.8%, decrease in investments.

Loans

Total loans increased $52.3 million, or 3.3%, due to an increase in one- to four-family real estate loans of $33.9 million, or 5.5%, to $648.1 million, an increase in commercial and industrial loans of $22.1 million, or 9.9%, to $244.4 million, partially offset by a decrease in commercial real estate loans of $3.9 million, or 0.5%, to $716.9 million. The decrease in the commercial real estate portfolio was largely related to the expected payoff of a $7.5 million completed commercial real estate construction project during first quarter 2017. In order to reduce interest rate risk, the Company currently services $67.8 million in residential loans sold to the secondary market. The servicing rights will continue to be retained on all loans sold.

Credit Quality

Maintaining strong asset quality remains a core objective for management. Annualized net charge-offs to average loans was 0.03% for the nine months ended September 30, 2017, compared to net recoveries of 0.08% for the nine months ended September 30, 2016. Net charge-offs for the nine months ended September 30, 2017 totaled $400,000, as a result of $706,000 in charge-offs and $306,000 in recoveries, compared to net recoveries of $687,000 for the nine months ended September 30, 2016, as a result of recoveries of $1.0 million, partially offset by charge-offs of $347,000. During the nine months ended September 30, 2016, the Company received a partial recovery of $1.0 million related to a single commercial real estate loan previously charged-off in 2010.

At September 30, 2017, nonperforming loans decreased $892,000, or 6.3%, to $13.2 million, or 0.81% of total loans, compared to $14.1 million, or 0.90% of total loans, at December 31, 2016. At September 30, 2017, nonperforming assets to total assets of 0.64% decreased from 0.69% at December 31, 2016. At September 30, 2017, nonperforming assets consisted of $13.2 million in nonperforming loans and $103,000 of OREO. The allowance for loan losses as a percentage of total loans was 0.65% at September 30, 2017, compared to 0.65% at June 30, 2017 and 0.64% at December 31, 2016. At September 30, 2017, the allowance for loan losses as a percentage of nonperforming loans was 79.9% compared to 71.6% at December 31, 2016. The allowance for loan losses as a percentage of total loans, excluding loans acquired from Chicopee, which were recorded at fair value with no related allowance for loan losses, was 1.02% at September 30, 2017 and 1.05% at December 31, 2016.

6

Deposits

At September 30, 2017, total deposits of $1.5 billion decreased $2.9 million, or 0.2%, from December 31, 2016. Core deposits, which the Company defines as all deposits except time deposits, increased $3.4 million, or 0.4%, from $945.1 million, or 62.3% of total deposits, at December 31, 2016, to $948.5 million, or 62.6% of total deposits, at September 30, 2017. Non-interest bearing deposits increased $4.9 million, or 1.6%, to $308.9 million, money market accounts increased $3.4 million, or 0.8%, to $412.7 million, and interest-bearing checking accounts increased $228,000, or 0.3%, to $82.6 million, while savings accounts decreased $5.2 million, or 3.5%, to $144.3 million. Time deposits decreased $6.3 million, or 1.1%, from $572.9 million at December 31, 2016 to $566.7 million at September 30, 2017. The decrease in time deposits is due to non-relationship customers and brokered deposits seeking higher yields. We are focused on allowing high cost non-relationship deposits to mature and be replaced with low cost relationship-based core deposits. Due to the seasonal activity in core deposits, specifically in commercial and municipal accounts, core deposits increased $16.4 million, or 1.8%, from $932.1 million at June 30, 2017 to $948.5 million at September 30, 2017. Time deposits increased $3.5 million, or 0.6%, from $563.2 million at June 30, 2017 to $566.7 million at September 30, 2017.

FHLB Advances and Repurchase Agreements

FHLB advances increased $503,000, or 0.2%, from $279.8 million at December 31, 2016 to $280.3 million at September 30, 2017 and customer repurchase agreements increased $1.1 million, or 6.3%, from $17.4 million at December 31, 2016 to $18.5 million at September 30, 2017.

Capital

At September 30, 2017, shareholders’ equity was $252.6 million, or 12.1% of total assets, compared to $238.4 million, or 11.5% of total assets, at December 31, 2016. The increase in shareholders’ equity during the nine months ended September 30, 2017, reflects net income of $12.7 million, the exercise of 921,849 stock options of $5.5 million and other comprehensive income of $3.2 million. These increases were offset by a decrease of $5.7 million for the repurchase of 574,309 shares of the Company’s common stock at an average cost of $9.88 per share and the payment of regular dividends of $2.7 million during the nine months ended September 30, 2017. Total shares outstanding as of September 30, 2017 were 30,816,813. The Company’s tangible book value per share increased by $0.41, or 5.7%, to $7.66 at September 30, 2017 from $7.25 at December 31, 2016. The Company’s and Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Share Repurchase

On January 31, 2017, the Board of Directors authorized a stock repurchase program under which the Company may purchase up to 3,047,000 shares, or 10% of its outstanding common stock. As of September 30, 2017, there were 2,758,543 shares remaining under the plan.

7

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 21 banking offices located in Agawam, Chicopee, East Longmeadow, Feeding Hills, Holyoke, Ludlow, South Hadley, Southwick, Springfield, Ware, West Springfield and Westfield, Massachusetts, and Granby and Enfield, Connecticut.  To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

8

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2017	2017	2017	2016	2016	2017	2016
INTEREST AND DIVIDEND INCOME:
Loans	$16,445	$16,211	$15,826	$14,170	$9,138	$48,482	$26,027
Securities	1,888	1,931	1,896	1,737	1,695	5,715	5,999
Other investments	172	166	163	152	130	501	398
Federal funds sold, interest-bearing deposits and other short-term investments	11	19	72	48	14	102	67
Total interest and dividend income	18,516	18,327	17,957	16,107	10,977	54,800	32,491

INTEREST EXPENSE:
Deposits	2,111	2,059	2,009	1,993	1,582	6,179	4,589
Long-term debt	534	549	551	517	446	1,634	1,749
Short-term borrowings	1,075	976	894	858	621	2,945	1,580
Total interest expense	3,720	3,584	3,454	3,368	2,649	10,758	7,918

Net interest and dividend income	14,796	14,743	14,503	12,739	8,328	44,042	24,573

PROVISION FOR LOAN LOSSES	200	350	300	175	375	850	400

Net interest and dividend income after provision for loan losses	14,596	14,393	14,203	12,564	7,953	43,192	24,173

NON-INTEREST INCOME:
Service charges and fees	1,714	1,549	1,526	1,485	953	4,789	2,696
Income from bank-owned life insurance	450	480	439	425	369	1,369	1,133
Loss on prepayment of borrowings	—	—	—	—	—	—	(915)
Gain (loss) on sales of securities, net	70	46	(64)	455	1	52	684
Gain on sale of OREO	67	—	—	—	—	67	—
Other income	111	—	116	—	—	227	—
Total non-interest income	2,412	2,075	2,017	2,365	1,323	6,504	3,598

NON-INTEREST EXPENSE:
Salaries and employees benefits	6,490	6,239	6,225	5,677	4,057	18,954	11,709
Occupancy	891	917	1,007	867	555	2,815	1,712
Furniture and equipment	410	366	373	361	242	1,149	723
Data processing	680	669	391	530	404	1,740	1,167
Professional fees	642	681	596	468	656	1,919	1,717
FDIC insurance	163	186	117	122	214	466	594
Merger related expenses	—	216	410	2,138	830	626	1,913
Advertising expense	328	385	248	214	192	961	696
Other	1,552	1,637	1,603	1,627	1,075	4,792	3,064
Total non-interest expense	11,156	11,296	10,970	12,004	8,225	33,422	23,295

INCOME BEFORE INCOME TAXES	5,852	5,172	5,250	2,925	1,051	16,274	4,476

INCOME TAX PROVISION	2,037	1,416	147	1,073	423	3,600	1,495
NET INCOME	$3,815	$3,756	$5,103	$1,852	$628	$12,674	$2,981

Basic earnings per share	$0.13	$0.13	$0.17	$0.07	$0.04	$0.42	$0.17
Weighted average shares outstanding	30,103,095	29,980,518	29,597,594	26,760,014	17,377,844	29,895,621	17,340,101
Diluted earnings per share	$0.13	$0.12	$0.17	$0.07	$0.04	$0.42	$0.17
Weighted average diluted shares outstanding	30,219,083	30,120,025	29,878,421	27,140,172	17,377,844	30,074,361	17,340,101

Other Data:
Return on average assets (1)	0.73%	0.73%	1.00%	0.38%	0.19%	0.82%	0.30%
Return on average assets, exclusive of merger expenses and tax benefits (1)(3)	0.73%	0.72%	0.74%	0.69%	0.42%	0.73%	0.47%
Return on average equity (1)	5.98%	6.05%	8.51%	3.18%	1.72%	6.82%	2.82%
Return on average equity, exclusive of merger expenses and tax benefits (1)(3)	5.98%	5.99%	6.28%	5.79%	3.85%	6.09%	4.47%
Efficiency ratio (2)(3)	65.35%	66.06%	63.68%	67.35%	76.63%	65.04%	75.28%
Net interest margin	3.09%	3.11%	3.08%	2.84%	2.65%	3.09%	2.62%

(1)

Annualized.

(2)

The efficiency ratio represents the ratio of operating expenses excluding merger related charges divided by the sum of net interest and dividend income and non-interest income, excluding gain and loss on sale of securities, income on bank-owned life insurance death benefit and loss on prepayment of borrowings.

(3)

Please refer to the “Reconciliation of non-GAAP to GAAP Financial Measures” on pages 14 and 15 for further details.

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WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
Cash and cash equivalents	$28,900	$19,407	$40,716	$70,234	$50,803
Securities available for sale, at fair value	297,919	303,395	305,680	300,115	295,577
Federal Home Loan Bank of Boston and other restricted stock - at cost	15,704	16,075	16,124	16,124	12,194

Loans	1,618,773	1,608,664	1,599,607	1,566,484	947,620
Allowance for loan losses	(10,518)	(10,418)	(10,227)	(10,068)	(9,927)
Net loans	1,608,255	1,598,246	1,589,380	1,556,416	937,693

Bank-owned life insurance	68,307	67,858	67,377	66,938	51,363
Goodwill	12,487	12,487	12,487	13,747	—
Core deposit intangible	4,156	4,250	4,344	4,438	—
Other assets	50,650	51,745	50,438	48,006	30,150
TOTAL ASSETS	$2,086,378	$2,073,463	$2,086,546	$2,076,018	$1,377,780

Total deposits	$1,515,198	$1,495,337	$1,521,219	$1,518,071	$962,558
Short-term borrowings	192,465	191,008	176,883	172,351	180,273
Long-term debt	106,339	117,704	123,668	124,836	71,165
Other liabilities	19,821	18,213	18,972	22,364	18,561
TOTAL LIABILITIES	1,833,823	1,822,262	1,840,742	1,837,622	1,232,557

TOTAL SHAREHOLDERS’ EQUITY	252,555	251,201	245,804	238,396	145,223

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,086,378	$2,073,463	$2,086,546	$2,076,018	$1,377,780

10

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016

Other Data:

Shares outstanding at end of period	30,816,813	31,070,107	30,778,690	30,380,231	18,330,487

Book value per share	$8.20	$8.08	$7.99	$7.85	$7.92
Tangible book value per share	7.66	7.55	7.44	7.25	7.92
30-89 day delinquent loans	8,892	5,207	7,402	8,309	1,391
30-89 day delinquent loans acquired from Chicopee, net of purchase accounting adjustments	4,567	3,417	5,504	5,761	—
Delinquent loans as a percentage of total loans	0.55%	0.32%	0.46%	0.53%	0.15%
Nonperforming loans	13,165	13,992	14,753	14,057	7,275
Nonperforming loans acquired from Chicopee, net of purchase accounting adjustments	6,450	6,507	7,274	6,394	—
Nonperforming loans as a percentage of total loans	0.81%	0.87%	0.92%	0.90%	0.77%
Nonperforming assets as a percentage of total assets	0.64%	0.67%	0.71%	0.69%	0.53%
Allowance for loan losses as a percentage of nonperforming loans	79.89%	74.46%	69.32%	71.62%	136.45%
Allowance for loan losses as a percentage of total loans	0.65%	0.65%	0.64%	0.64%	1.05%
Allowance for loan losses as a percentage of total loans, excluding loans acquired from Chicopee recorded at fair value with no corresponding allowance	1.02%	1.02%	1.02%	1.05%	1.05%

11

The following tables set forth the information relating to our average balances and net interest income for the three months ended September 30, 2017, June 30, 2017, and September 30, 2016 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	September 30, 2017			June 30, 2017			September 30, 2016
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,605,376	$16,681	4.16%	$1,602,057	$16,472	4.11%	$932,140	$9,168	3.93%
Securities(2)	302,030	1,901	2.52	305,457	1,945	2.55	296,406	1,709	2.31
Other investments	17,748	172	3.88	17,734	166	3.74	12,728	130	4.09
Short-term investments(3)	5,206	11	0.85	10,789	19	0.70	17,380	14	0.32
Total interest-earning assets	1,930,360	18,765	3.89	1,936,037	18,602	3.84	1,258,654	11,021	3.50
Total non-interest-earning assets	141,119			140,643			79,032

Total assets	$2,071,479			$2,076,680			$1,337,686

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$82,164	81	0.39	$87,952	95	0.43	$31,194	24	0.31
Savings accounts	148,433	43	0.12	151,986	52	0.14	75,566	20	0.11
Money market accounts	400,400	386	0.39	393,613	381	0.39	278,257	293	0.42
Time deposit accounts(6)	568,578	1,601	1.13	565,789	1,531	1.08	383,288	1,245	1.30
Total interest-bearing deposits	1,199,575	2,111	0.70	1,199,340	2,059	0.69	768,305	1,582	0.82
Short-term borrowings and long-term debt	301,715	1,609	2.13	301,274	1,525	2.02	229,718	1,067	1.86
Interest-bearing liabilities	1,501,290	3,720	0.99	1,500,614	3,584	0.96	998,023	2,649	1.06
Non-interest-bearing deposits	300,757			308,310			177,802
Other non-interest-bearing liabilities	16,147			18,737			16,261
Total non-interest-bearing liabilities	316,904			327,047			194,063

Total liabilities	1,818,194			1,827,661			1,192,086
Total equity	253,285			249,019			145,601
Total liabilities and equity	$2,071,479			$2,076,680			$1,337,687
Less: Tax-equivalent adjustment(2)		(249)			(275)			(44)
Net interest and dividend income		$14,796			$14,743			$8,328
Net interest rate spread(4)			2.90%			2.88%			2.44%
Net interest margin(5)			3.09%			3.11%			2.65%
Ratio of average interest-earning assets to average interest-bearing liabilities			128.58%			129.02%			126.11%

12

The following tables set forth the information relating to our average balances and net interest income for the nine months ended September 30, 2017 and 2016 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Nine Months Ended September 30,
	2017			2016

	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)(6)	$1,589,423	$49,202	4.13%	$875,325	$26,118	3.98%
Securities(2)	305,111	5,761	2.52	334,938	6,062	2.41
Other investments	17,665	501	3.78	14,703	398	3.61
Short-term investments(3)	24,023	102	0.57	33,457	67	0.27
Total interest-earning assets	1,936,222	55,566	3.83	1,258,423	32,645	3.46
Total non-interest-earning assets	137,775			77,626

Total assets	$2,073,997			$1,336,049

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$86,841	249	0.38	$31,353	64	0.27
Savings accounts	150,975	137	0.12	76,381	63	0.11
Money market accounts	398,400	1,150	0.38	264,354	785	0.40
Time deposit accounts(6)	568,728	4,643	1.09	391,793	3,677	1.25
Total interest-bearing deposits	1,204,944	6,179	0.68	763,881	4,589	0.80
Short-term borrowings and long-term debt(6)	302,254	4,579	2.02	250,462	3,329	1.77
Interest-bearing liabilities	1,507,198	10,758	0.95	1,014,343	7,918	1.04
Non-interest-bearing deposits	304,492			165,156
Other non-interest-bearing liabilities	13,774			15,273
Total non-interest-bearing liabilities	318,266			180,429

Total liabilities	1,825,464			1,194,772
Total equity	248,533			141,277
Total liabilities and equity	$2,073,997			$1,336,049
Less: Tax-equivalent adjustment(2)		(766)			(154)
Net interest and dividend income		$44,042			$24,573
Net interest rate spread(4)			2.86%			2.42%
Net interest margin(5)			3.09%			2.62%
Ratio of average interest-earning assets to average interest-bearing liabilities			128.47%			124.06%

(1)

Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.

(2)

Securities and loan income are presented on a tax-equivalent basis using a tax rate of 35% and 34% for the 2017 and 2016 periods, respectively. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.

(3)

Short-term investments include federal funds sold.

(4)

Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)

Net interest margin represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

(6)

The accounting for the Chicopee acquisition required loans, time deposits and borrowings to be recorded at fair value. The fair value marks on the loans, time deposits and borrowings acquired accrete and amortize into net interest income over time. For the three and nine months ended September 30, 2017 and the three months ended June 30, 2017, the loan accretion income and interest expense reduction on time deposits and borrowings related to the Chicopee acquisition totaled $448,000, $1.4 million and $341,000, respectively. Excluding these items, net interest margin for the three and nine months ended September 30, 2017 was 3.00% and 2.99% and the margin for the three months ended June 30, 2017 was 3.04%, respectively.

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Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2017	2017	2017	2016	2016	2017	2016
	(Dollars in thousands, except per share data)
Net Income:
Net income, as presented	$3,815	$3,756	$5,103	$1,852	$628	$12,674	$2,981
Merger related expenses, net of tax(1)	—	149	293	1,523	782	444	1,750
Tax benefit impact(2)	—	(174)	(1,632)	—	—	(1,806)	—
Core net income, exclusive of merger related expenses and tax benefits impact	$3,815	$3,731	$3,764	$3,375	$1,410	$11,312	$4,731

Diluted EPS:
Diluted EPS, as presented	$0.13	$0.12	$0.17	$0.07	$0.04	$0.42	$0.17
Merger related expense impact, net of tax(1)	—	0.01	0.01	0.05	0.05	0.02	0.10
Tax benefits impact(2)	—	(0.01)	(0.05)	—	—	(0.06)	—
Core diluted EPS, exclusive of merger related expense and tax benefits impact	$0.13	$0.12	$0.13	$0.12	$0.09	$0.38	$0.27

Return on Average Assets:
Return on average assets, as presented	0.73%	0.73%	1.00%	0.38%	0.19%	0.82%	0.30%
Merger related expense impact, net of tax(1)	—	0.03	0.06	0.31	0.23	0.03	0.17
Tax benefits impact(2)	—	(0.04)	(0.32)	—	—	(0.12)	—
Core return on average assets, exclusive of merger related expense and tax benefits impact	0.73%	0.72%	0.74%	0.69%	0.42%	0.73%	0.47%

14

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September
	2017	2017	2017	2016	2016	2017	2016
	(Dollars in thousands, except per share data)

Return on Average Equity:
Return on average equity, as presented	5.98%	6.05%	8.51%	3.18%	1.72%	6.82%	2.82%
Merger related expense impact, net of tax(1)	—	0.23	0.49	2.61	2.13	0.24	1.65
Tax benefits impact(2)	—	(0.29)	(2.72)	—	—	(0.97)	—
Core return on average equity, exclusive of merger related expense and tax benefits impact	5.98%	5.99%	6.28%	5.79%	3.85%	6.09%	4.47%

Efficiency Ratio:
Efficiency ratio	65.35%	67.35%	66.15%	81.94%	85.23%	66.28%	82.02%
Merger related expense impact, net of tax(1)	—	(1.29)	(2.47)	(14.59)	(8.60)	(1.24)	(6.74)
Core efficiency ratio, exclusive of merger related expense impact	65.35%	66.06%	63.68%	67.35%	76.63%	65.04%	75.28%

(1)

Assumed tax rate for deductible expenses of 33.3%, 33.0% and 34.1% at September 30, June 30, and March 31, 2017, respectively, and 34.7% for all 2016 periods.

(2)

Tax benefit impact of the reversal of a deferred tax valuation allowance and stock option exercises incurred during first and second quarter of 2017.

15